Exhibit 10.32
COMMUNITYONE BANCORP
2012 INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT
This Restricted Stock Agreement (the “Agreement”) is effective as of December 19, 2013 between CommunityOne Bancorp, a North Carolina corporation (the “Company”), and ___________________ (the “Participant”).
WHEREAS, the Company has established the 2012 Incentive Plan (the “Plan”), pursuant to which the Company may, from time to time, make grants of Restricted Stock to eligible employees and other individuals providing services to the Company or an Affiliate, including CommunityOne Bank, N.A. (as defined in the Plan); and
WHEREAS, in consideration for the Participant’s service to the Company and/or an Affiliate, on December 19, 2013 (the “Grant Date”), the Company granted to the Participant Restricted Stock pursuant to the terms and conditions of the Plan and this Agreement;
NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter set forth, the parties hereby agree as follows:
1.Grant of Restricted Stock. Subject to the terms and conditions set forth in this Agreement and the Plan, the Company granted to the Participant _______________ (____) shares of time vesting Restricted Stock (“Time RSAs”) and ____________(__) shares of performance vesting Restricted Stock (“Performance RSAs” and together with the Time RSAs, the “Award” or the “Restricted Stock”).
2.    Vesting. The Award shall vest according to the vesting schedule below. Vesting on any such date is subject to the Participant’s continued service with the Company or an Affiliate through such date. If the application of the vesting schedule would result in the Participant vesting in a fraction of a share, such fractional share shall be rounded up to the next whole share.
Time RSA Vesting Schedule: Two-thirds of the Award shall vest on the second anniversary of the Grant Date, and the final one‑third of the Award shall vest on the third anniversary of the Grant Date.
Performance RSA Vesting Schedule: The Performance RSAs shall be vested over seven years upon the following schedule:

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One quarter of the Performance RSA Award shall vest the later of the second anniversary of the date of grant or the date the closing price per share of CommunityOne Bancorp common stock achieves an average of $22.00 over a twenty trading day period;

Exhibit 10.32

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One quarter of the Performance RSA Award shall vest the later of the second anniversary of the date of grant or the date the closing price per share of CommunityOne Bancorp common stock achieves an average of $24.00 over a twenty trading day period;

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One quarter of the Performance RSA Award shall vest the later of the second anniversary of the date of grant or the date the closing price per share of CommunityOne Bancorp common stock achieves an average of $30.00 over a twenty trading day period; and

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One quarter of the Performance RSA Award shall vest the later of the second anniversary of the date of grant or the date the closing price per share of CommunityOne Bancorp common stock achieves an average of $36.00 over a twenty trading day period.

3.    Termination of Service. Except as provided below, if the Participant incurs a termination of service, all shares of Restricted Stock not vested at the time of such termination shall be immediately and automatically forfeited by the Participant upon such termination of service.
(a)    In the event of the Participant’s Retirement, death, or Disability (as such terms are defined below) the following provisions shall apply: (i) if such Retirement, death, or Disability occurs within the twelve-month period prior to the second anniversary of the Grant Date, the Participant shall become immediately vested in two-thirds of the Award; or (ii) if such Retirement, death, or Disability occurs within the twelve-month period prior to the third anniversary of the Grant Date or anytime thereafter, the Participant shall become immediately vested in the full Award. Notwithstanding the foregoing, and only to the extent required by applicable law, if the Participant has not performed substantial services for the Company or its Affiliates for at least two years from the Grant Date, any portion of the Participant’s Award that would become vested pursuant to this Section 3(a) in connection with the Participant’s Retirement shall be forfeited.
For purposes of this Agreement, Retirement shall mean termination of employment on or after the Participant attains age 65. Disability shall mean that either (i) the Participant is deemed disabled for purposes of any group or individual long‑term disability policy paid for by the Company or its Affiliate that covers the Participant, or (ii) in the good faith judgment of the Company Board of Directors, the Participant is substantially unable to perform the Participant’s duties under this Agreement for more than ninety days, whether or not consecutive, in any twelve‑month period, by reason of a physical or mental illness or injury.
(b)    In the event that the Company terminates the Participant’s service without Cause or the Participant terminates service for Good Reason (as such terms are defined below), any portion of the Participant’s Award that is unvested shall become immediately vested. Notwithstanding the foregoing, and only to the extent required by applicable law, if the Participant has not performed substantial services for the Company or its Affiliates for at least two years from the Grant Date, any portion of the Participant’s Award that would become vested pursuant to this Section 3(b) in connection with the Participant’s termination of service shall be forfeited.

Exhibit 10.32

For purposes of this Agreement, Cause shall mean the termination of the Participant on account of (A) the Participant’s incompetence or dishonesty in his performance of, deliberate neglect of, willful malfeasance or misconduct in connection with the performance of, or continued failure to substantially perform, duties reasonably assigned to the Participant by the Company Board of Directors or any Affiliate Board of Directors which are in the interests of the Company or the Affiliate and consistent with the Participant’s obligations hereunder; (B) the Participant’s material breach of this Agreement or any material written Company policy; (C) the Participant’s willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease‑and‑desist order; or (D) an act or acts on Participant’s part constituting (x) a felony or (y) a misdemeanor involving (a) fraud, moral turpitude, dishonesty, breach of trust or fiduciary duties, organized crime or racketeering; (b) a violation of securities or commodities laws or regulations; (c) a violation of depository institution laws or regulations; (d) a violation of housing authority laws or regulations; or (e) a violation of the rules, regulations, codes of conduct or ethics of a self‑regulatory trade or professional organization.
For purposes of this Agreement, Good Reason shall mean, unless the Participant shall have consented in writing thereto, (i) a material diminution in the Participant’s duties and responsibilities or authority, or any material adverse change in the Participant’s base compensation; (ii) a relocation of the Participant’s primary work location more than thirty miles from Asheboro, North Carolina (provided that the relocation of the Participant’s primary work location to Charlotte, North Carolina or a location within thirty miles of Charlotte, North Carolina shall not constitute “Good Reason”); or (iii) any material breach of this Agreement by the Company; provided that the Participant shall have delivered written notice to the Company, within ninety days of the initial existence of the circumstances giving rise to Good Reason, of the Participant’s intention to terminate his employment for Good Reason, which notice specifies in reasonable detail the circumstances claimed to give rise to the Participant’s right to terminate his employment for Good Reason and the Company shall not have cured such circumstances within thirty days following the Company’s receipt of such notice. If, following such thirty day period, the Company has not cured such circumstances and Participant decides to proceed with the termination of his employment for Good Reason, such a termination will be effective by providing the Company with a Notice of Termination.
(c)    In the event of a Change in Control (as defined in 26 CFR 1.280G-1, Q&A-27 through Q&A-29), any portion of the Participant’s Award that is unvested shall become immediately vested upon such Change in Control.
4.    Restrictions on Transferability. The Participant may not sell, assign, convey, pledge, exchange, hypothecate, alienate or otherwise dispose of or transfer the Restricted Stock in any manner to the extent it remains unvested. No assignment, pledge or transfer of the Restricted Stock, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall be effective; but immediately upon any such attempt to assign, pledge or otherwise transfer the Restricted Stock, the Restricted Stock shall be forfeited.

Exhibit 10.32

5.    Forfeiture Procedures. In the event of any forfeiture of the Restricted Stock, such forfeiture shall be automatic and without further act or deed by the Participant. Notwithstanding the foregoing, if requested by the Company (or its agent), the Participant shall execute such documents (including, without limitation, a power of attorney in favor of the Company) and take such other action deemed necessary or desirable by the Company to evidence such forfeiture.
6.    Tax Matters. The Participant shall pay or make provision for payment to the Company or its Affiliate, as applicable, through payroll or other withholding (which withholding the Participant hereby authorizes) or other means acceptable to the Company or its Affiliate and permissible under the Plan, the amount necessary to satisfy any federal, state or local withholding requirements applicable to any taxable event arising in connection with the Restricted Stock. The determination of the withholding amounts due in such event shall be made by the Company, and shall be binding upon the Participant. The Company shall not be required to deliver such Shares unless the Participant has made acceptable arrangements to satisfy any such withholding requirements. Nothing in this Section shall be construed to impose on the Company a duty to withhold where applicable law does not require such withholding.
THE PARTICIPANT ACKNOWLEDGES THAT THE PARTICIPANT IS RESPONSIBLE FOR, AND IS ADVISED TO CONSULT WITH THE PARTICIPANT’S OWN TAX ADVISORS REGARDING, THE TAX CONSEQUENCES TO THE PARTICIPANT THAT MAY ARISE IN CONNECTION WITH THE RESTRICTED STOCK, INCLUDING THE DECISION TO MAKE AND TIMELY FILE, AND THE CONSEQUENCES OF, ANY ELECTION UNDER SECTION 83(b) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. THE PARTICIPANT ALSO SHALL TIMELY DELIVER A COPY OF ANY SUCH SECTION 83(b) FILING TO THE COMPANY.
7.    Rights as Shareholder. Notwithstanding the foregoing vesting and transfer restrictions that apply to the Restricted Stock, but subject to the terms of this Agreement and the Plan, the Participant generally shall otherwise have the beneficial ownership of the Restricted Stock and shall be entitled to exercise the rights and privileges of a shareholder with respect to the Restricted Stock, including the right to vote such shares and the right to receive dividends (if any) paid with respect to such shares; provided, however, that (a) any dividend payments will be made no later than the end of the calendar year in which the dividends are paid to shareholders of the Shares or, if later, the fifteenth day of the third month following the date the dividends are paid to shareholders of the Shares; and (b) with respect to any Shares that arise from any dividends with respect to the Restricted Stock or from adjustments under Section 9, the Participant shall have the same rights and privileges, and shall be subject to the same restrictions, that apply to the Restricted Stock under this Agreement and the Plan.
8.    Book-Entry Form. The shares of Restricted Stock generally shall be evidenced in book-entry or similar form and maintained by or on behalf of the Company in such form. In such case, no stock certificates shall be issued and the applicable restrictions will be noted in the records of the Company and its transfer agent. Notwithstanding the foregoing, in the discretion of the Company, a certificate or certificates representing the Restricted Stock may be registered in the name of the Participant and held in escrow or other custody by or on behalf of the Company. In

Exhibit 10.32

either case, each certificate or book-entry record may bear such legends as the Company deems appropriate to reflect the applicable terms and conditions upon the Restricted Stock.
9.    Adjustments. The Restricted Stock granted pursuant to this Agreement shall be adjusted as provided in the Plan in the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation or other change in corporate capitalization affecting the Shares. The existence of the Restricted Stock shall not affect in any way the authority of the Company and its shareholders to exercise their corporate rights and powers, including, but not by way of limitation, the right of the Company to authorize any adjustment, reclassification, reorganization, or other change in its capital or business structure, any merger or consolidation of the Company, the dissolution or liquidation of the Company, the issuance of securities with preference ahead of or affecting the Shares, or any sale or transfer of all or any part of its business or assets.
10.    Securities Laws. Notwithstanding any provision herein to the contrary or in the Plan, the Company shall be under no obligation to issue any Shares to the Participant pursuant to this Agreement unless and until the Company has determined that such issuance is either exempt from registration, or is registered, under the Securities Act of 1933, as amended, and is either exempt from registration and qualification, or is registered or qualified, as applicable, under all applicable state securities or “blue sky” laws. Nothing in this Agreement shall be construed to obligate the Company at any time to file or maintain a registration statement under the Securities Act of 1933, as amended, or to effect similar compliance under any applicable state laws with respect to the Shares that may be issued pursuant to this Agreement. The Company may require that the Participant make such representations and agreements and furnish such information as the Company deems appropriate to assure compliance with applicable legal and regulatory requirements.
11.    Resolution of Disputes; Interpretation. Any question of interpretation, dispute or disagreement that arises under, or as a result of, this Agreement shall be determined by the Committee in its absolute and uncontrolled discretion, and any such determination or other interpretation by the Committee pursuant to this Agreement shall be final, binding and conclusive on all parties affected thereby.
12.    Miscellaneous.
(a)    Binding on Successors and Representatives. Subject to the transfer restrictions applicable to the Participant hereunder and other conditions hereof, this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company and the Participant’s heirs, executors, administrators, personal representatives, and assigns; and the parties agree, for themselves and their successors, representatives and assigns, to execute any instrument which may be necessary legally to effect the terms and conditions of this Agreement.
(b)    No Employment Rights. Nothing contained in this Agreement shall confer upon the Participant any right to continue in the employ or service of the Company or any Affiliate nor interfere with or limit in any way the right of the Company or an Affiliate to terminate the Participant’s employment by, or performance of services for, the Company or Affiliate at any time; such provisions

Exhibit 10.32

being addressed in the separate employment agreement entered into between the Company and the Participant.
(c)    Entire Agreement. This Agreement together with the Plan constitute the entire agreement of the parties with respect to the Restricted Stock and supersede any previous agreement, whether written or oral, with respect thereto. This Agreement has been entered into in compliance with the terms of the Plan; wherever a conflict may arise between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.
(d)    Amendment. Except as otherwise provided below or in the Plan, neither this Agreement nor any of the terms and conditions herein set forth may be altered or amended orally, and any such alteration or amendment shall be effective only when reduced to writing and signed by each of the parties hereto. The Company or the Committee may, without obtaining the Participant’s written consent, amend this Agreement in any respect either deems necessary or advisable to comply with Section 409A of the Code and applicable regulations and guidance thereunder and/or to prevent this Agreement from being subject to Section 409A of the Code.
(e)    Construction and Definitions. Any reference herein to the singular or plural shall be construed as plural or singular whenever the context requires. Capitalized terms not otherwise defined in this Agreement shall have the meanings ascribed to them in the Plan.
(f)    Notices. All notices, requests and amendments under this Agreement shall be in writing, and notices shall be deemed to have been given (i) if delivered by hand, when so delivered, (ii) if sent by overnight express service, one (1) business day after delivery to such service, or (iii) if mailed by certified or registered mail, return receipt requested, three (3) days after delivery to the post office:
(A)    if to the Company, at the following address:
CommunityOne Bancorp
150 South Fayetteville Street
Asheboro, North Carolina 27203
Attn: Chief Human Resources Officer
or at such other address as the Company shall designate by notice.
(B)    if to the Participant, to the Participant’s address appearing in the Company’s records, or at such other address as the Participant shall designate by notice.
(g)    Governing Law. Except to the extent preempted by Federal law, this Agreement shall be construed and determined in accordance with the laws of the State of North Carolina, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of North Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of North Carolina. The parties hereby submit to the jurisdiction of the state and Federal courts encompassing the then current location of the Company’s principal headquarters for the resolution of any disputes, claims, or proceedings arising under this Agreement.

Exhibit 10.32

(h)    Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and the Committee may elect in its discretion to construe such invalid or unenforceable provision in a manner which conforms to applicable law or as if such provision was omitted.
(i)    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Exhibit 10.32

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year written below.

CommunityOne Bancorp By: Title:	PARTICIPANT: Date:________________________________

Date:_________________________________